April 17, 2012

GlobalOptions Group, Inc.
415 Madison Avenue, 17th Floor
New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to GlobalOptions Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders identified in the Prospectus constituting a part of the Registration Statement of an aggregate of up to 3,311,086 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). Any share of Common Stock sold under the Registration Statement will be accompanied by a right (each, a “Right”) to purchase, under certain circumstances, from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company pursuant to that certain Rights Agreement, dated as of September 7, 2010, and amended on March 26, 2012, by and between the Company and Continental Stock Transfer and Trust Company, as Rights Agent, as amended from time to time (the “Rights Plan”) until the expiration of the Rights Plan.

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. The documents examined include, without limitation: (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Certificate of Incorporation, as amended, (iii) the Company’s Bylaws, as amended, (iv) the Rights Plan, and (v) certain resolutions adopted by the Board of Directors of the Company. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, the authenticity and completeness of documents submitted to us as originals and the conformity to the authentic originals of all documents presented to us as conformed or reproduced copies.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied upon (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

April 17, 2012

With respect to the Rights, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board of Directors”) would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan, and (iii) we address the Rights and the Rights Plan in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Plan or the Rights issued thereunder would result in invalidating such Rights in their entirety.

Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Rights attached to shares of Common Stock sold under the Registration Statement are binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to the effect of any laws other than to the General Corporation Law of the State of Delaware and the laws of the state of New York and the United States of America.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied from any statement herein contained.

Very truly yours, /s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

2